EX-23.d.2.y.i
EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE FUND ADVISORS,
NATIONWIDE VARIABLE INSURANCE TRUST
AND ABERDEEN ASSET MANAGEMENT INC.
Effective October 1, 2007
Amended May 1, 2009*

Funds of the Trust	Advisory Fees
NVIT Global Financial Services Fund	0.40% on Subadviser Assets up to $500 million

NVIT Health Sciences Fund	0.45% on Subadviser Assets up to $500 million

NVIT Technology and Communications Fund	0.45% on Subadviser Assets up to $500 million

NVIT Growth Fund	0.35% on Subadviser Assets up to $250 million;
0.325% on Subadviser Assets of $250 million to $1 billion;
0.30% on Subadviser Assets of $1 billion to $2 billion

NVIT U.S. Growth Leaders Fund	0.35% on Subadviser Assets of $500 million

NVIT Nationwide Fund	0.30% on Subadviser Assets up to $250 million;
0.29% on Subadviser Assets of $250 million to $1 billion;
0.285% on Subadviser Assets of $1 billion to $2 billion

NVIT Nationwide Leaders Fund	0.35% on Subadviser Assets up to $500 million

NVIT Multi-Manager Small Cap Value Fund	0.50% on Subadviser Assets up to $200 million

NVIT Multi-Manager Small Company Fund	0.54% on all Subadviser Assets

* As approved at the Board of Trustees Meeting held on January 16, 2009.
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     IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:
Name:
Title:

ADVISER
NATIONWIDE FUND ADVISORS

By:
Name:
Title:

SUBADVISER
ABERDEEN ASSET MANAGEMENT INC.

By:
Name:
Title: